Exhibit 4.1
FIRST AMENDMENT TO TAX BENEFITS PRESERVATION PLAN

This FIRST AMENDMENT TO Tax Benefits Preservation Plan, dated as of March 16, 2021 (and effective as of 12:01 A.M., New York City time, on such date) (this “Amendment”), is made and entered into by and between SandRidge Energy, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”). Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Tax Benefits Preservation Plan (as defined below).

WHEREAS, the Company is a party to a Tax Benefits Preservation Plan, dated as of July 1, 2020 (the “Tax Benefits Preservation Plan”), with American Stock Transfer & Trust Company, LLC, a New York limited liability trust company as rights agent (the “Rights Agent”);

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Tax Benefits Preservation Plan without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, on February 16, 2021, Cannell Capital LLC (“Cannell”) filed a Form 13F with the Securities and Exchange Commission (the “Form 13F”) reporting that, as of December 31, 2020, Cannell had acquired, in the aggregate, a total of 3,173,721 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and 263,178 since the execution of the Tax Benefits Preservation Plan;

WHEREAS, the board of directors of the Company has determined that Cannell becoming the beneficial owner of an additional 263,178 shares of Common Stock would not jeopardize or endanger the availability to the Company of its net operating loss carryforwards;

WHEREAS, the Company has requested, and Cannell have agreed, to enter into a Standstill Agreement, dated as of even date herewith, as a condition to entering into this Amendment; and

WHEREAS, as a condition to entering into this Agreement, the Company has agreed to amend the Tax Benefits Preservation Plan so that (i) none of Cannell nor any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person” as a result of Cannell becoming the Beneficial Owner of an additional 263,178 shares of Common Stock, (ii) no Distribution Date shall be deemed to have occurred as a result of Cannell becoming the Beneficial Owner of an additional 263,178 shares of Common Stock and/or Cannell filing of the Form 13F and (iii) no Stock Acquisition Date shall be deemed to have occurred as a result of Cannell becoming the Beneficial Owner of an additional 263,178 shares of Common Stock and/or Cannell filing of the Form 13F.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. The Tax Benefits Preservation Plan is hereby amended by adding the following sentence at the end of the definition of “Acquiring Person”:

Notwithstanding anything to the contrary in this Agreement, none of Cannell nor any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person” as a result of Cannell becoming the Beneficial Owner of an additional 263,178 shares of Common Stock as of March 10, 2021; provided, however, that Cannell shall thereafter be deemed an Acquiring Person if, after March 10, 2021, Cannell, together with all Affiliates and Associates of Cannell, become the Beneficial Owner of any additional shares of Common Stock unless, immediately prior to the time, and as a result, of becoming the Beneficial Owner of such additional shares, Cannell, together with all Affiliates and Associates of Cannell, are not the Beneficial Owner of 4.99% or more of the then outstanding shares of Common Stock. For purposes of the preceding sentence,

Exhibit 4.1
none of Cannell nor any of their respective Affiliates or Associates shall be deemed to become the Beneficial Owner of any additional shares solely as a result of a dividend or distribution paid or made by the Company on outstanding Common Stock or a split or subdivision of outstanding Common Stock.

2. The Tax Benefits Preservation Plan is hereby amended by adding the following sentence at the end of the definition of “Distribution Time”:

Notwithstanding anything to the contrary in this Agreement, no Distribution Time shall be deemed to have occurred as a result of Cannell becoming the Beneficial Owner of an additional 263,178 shares of Common Stock.

3. The Tax Benefits Preservation Plan is hereby amended by adding the following sentence at the end of the definition of “Stock Acquisition Date”:

Notwithstanding anything to the contrary in this Agreement, no Distribution Time shall be deemed to have occurred as a result of Cannell becoming the Beneficial Owner of an additional 263,178 shares of Common Stock.

4. The Tax Benefits Preservation Plan is hereby amended to add the following new definition to Section 1 following the definition of “Business Day”:

(u) “Cannell” shall mean Cannell Capital LLC.

5. Except as expressly amended hereby, the Tax Benefits Preservation Plan shall remain in full force and effect.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. The undersigned executive officer, in the undersigned’s capacity as an executive officer of the Company, hereby certifies, on behalf of the Company, that this Amendment is in compliance with the terms of Section 27 of the Tax Benefits Preservation Plan.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Exhibit 4.1
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SANDRIDGE ENERGY, INC.

By:	/s/ Carl F. Giesler, Jr.
Name: Carl F. Giesler, Jr.
Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President